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                                                                       Exhibit 9
                                                                       ---------

Federal Kemper Life Assurance Company
1600 McConnor Parkway
Schaumburg, Illinois 60196-6801

         Re:      Federal Kemper Life Assurance Company
                  FKLA Variable Annuity Separate Account
                  (File Nos. 333-106150 & 811-21372)

This opinion is furnished in connection with the filing of a Registration Statement on Form N-4 ("Registration Statement") by Federal Kemper Life Assurance Company ("FKLA"), as depositor, and FKLA Variable Annuity Separate Account ("Separate Account"), as registrant, with the Securities and Exchange Commission covering an indefinite number of units of interest in the Separate Account. Purchase payments to be received under Individual Flexible Premium Fixed and Variable Deferred Annuity Contracts ("Contracts") offered by FKLA may be allocated by FKLA to the Separate Account in accordance with the owners' direction, with reserves established by FKLA to support such Contracts. The Contracts are designed to provide annuity benefits and are to be offered in the manner described in the Prospectus, which is included in the Registration Statement. The Contracts will be sold only in jurisdictions authorizing such sales.

I have examined all applicable corporate records of FKLA and such other documentation and laws as I consider appropriate as a basis of this opinion. On the basis of such examination, it is my opinion that:

     1. FKLA is a corporation duly organized and validly existing under the laws of the State of Illinois.

     2. The Separate Account is an account established and maintained by FKLA pursuant to the laws of the State of Illinois, under which income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the Contracts, credited to or charged against the Separate Account without regard to other income, gains or losses of FKLA.

     3. Assets allocated to the Separate Account will be owned by FKLA. The Contracts provide that the portion of the assets of the Separate Account equal to the reserves and other Contract liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business FKLA may conduct.

     4. When issued and sold as described above, the Contracts will be duly authorized and will constitute validly issued and binding obligations of FKLA in accordance with their terms.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Yours truly,


/s/ Juanita M. Thomas

Juanita M. Thomas
Vice President and
Assistant General Counsel